Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
Ryan Bowie	Tim Grace	Leslie Loyet
Vice President and Treasurer	Media Inquiries	Analyst Inquiries
(312) 658-5766	(312) 640-6667	(312) 640-6672

FOR IMMEDIATE RELEASE

MONDAY, MARCH 12, 2007

STRATEGIC HOTELS & RESORTS ANNOUNCES DEBT RECAPITILIZATION

CHICAGO – March 12, 2007 – Strategic Hotels & Resorts (NYSE: BEE) announced today that the company has completed a debt recapitalization of its existing revolving credit facility and mortgage financings secured by seven properties. The company entered into a new $415 million revolving credit facility and three property secured financings totaling $318.5 million. The recapitalization lowered the company’s weighted average interest rate to 5.65%

The company entered into a new credit facility with commitments totaling $415 million, up from $225 million in the previous facility, with an accordion feature allowing for additional borrowing capacity up to $500 million. The facility’s interest rate is based upon a leverage-based pricing grid ranging from LIBOR plus 80 basis points to LIBOR plus 150 basis points, a decrease from the previous facility’s pricing grid of LIBOR plus 150 basis points to LIBOR plus 275 basis points. Upon closing, the initial rate is LIBOR plus 80 basis points, a reduction from the prior level of LIBOR plus 175 basis points. The facility matures in four years with a one-year extension available to the company, and was led by Deutsche Bank Securities and Citigroup Global Markets.

The company completed the refinancing of its $292.5 million floating rate commercial mortgage backed securities (CMBS) loan and a maturing $90 million CMBS mezzanine loan secured by the Fairmont Scottsdale Princess. The company entered into three new individual property mortgage financings totaling $318.5 million, reducing the blended rate from LIBOR plus 85 basis points to LIBOR plus 67 basis points.

James Mead, executive vice president and chief financial officer, commented, “We are very pleased with the financial terms and structure achieved with these financings. The recapitalizations improve our balance sheet position by providing us with greater financial flexibility to execute our internal investment

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Strategic Hotels & Resorts

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plans and to manage our capital structure. The real estate debt capital markets remain strong and we are pleased with the financial support we have received from our capital providers.”

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and asset manages high-end hotels and resorts. The company has ownership interests in 20 properties with an aggregate of 10,000 rooms. For further information, please visit the company’s website at www.strategichotels.com.

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